    Exhibit 1.2

AMENDMENT TO
LETTER AGREEMENT

This Amendment (the “Amendment”), dated as of November 15, 2017 (the  “Commencement Date”), amends the letter agreement dated April 6, 2017 pursuant to which Youngevity International, Inc. (the "Company"), engaged TriPoint Global Equities, LLC (“TGE”) as will act as the lead managing selling agent and book runner, on a best efforts basis, in connection with a registered primary offering by the Company (the “Agreement”). All capitalized terms not herein defined shall have the meaning ascribed to them in the Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the Agreement, the term of the engagement agreement began on April 6, 2017 and ends on October 31, 2017;

WHEREAS, the Company and TGE have determined to extend the engagement;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

1. The Engagement shall expire on March 31, 2018, shall be exclusive and all references to the expiration of the Agreement shall hereafter refer to same.

2. Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

IN WITNESS WHEREOF, the parties duly executed this Amendment as of the date first set forth above. Youngevity International, Inc. TriPoint Global Equities, LLC

Youngevity International, Inc.	TriPoint Global Equities, LLC

By: /s/ David Briskie	By: /s/ Mark Elenowitz
Name: David Briskie	Name: Mark Elenowitz
Title:Chief Financial Officer	Title: CEO

1450 Broadway, 26th Floor		Phone: 212 732 7184
New York, NY 10018	www.tripointglobalequities.com	Fax: 212 202 6380